UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Duckwall-ALCO Stores, Inc.

(Name of Registrant as Specified In Its Charter)

Strongbow Capital, Ltd.

Strongbow Capital Management, Ltd.

Raymond A.D. French

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Schedule 14A filed November 20, 2007, is amended and restated as follows:

On November 20, 2007, Strongbow Capital, Ltd., Strongbow Capital Management, Ltd. and Raymond A.D. French filed a Schedule 13D (“Schedule 13D”) that included Item 4 stating the following:

On November 20, 2007, Mr. French sent a letter to the Board expressing dissatisfaction with the results to date of the three-year turn around program which was intended to bring the Company’s percentage return on equity (ROE) to the mid teens. The letter discussed in detail the grounds for the Filing Parties’ belief that management had done an inadequate job at controlling SG&A expenses and reducing average inventory levels. The letter also communicated Mr. French’s belief that if management and the Board do not promptly remedy these problems, a change in management or a sale of the Company will be the only ways for shareholders to achieve a reasonable return on their investment. Mr. French stated that if the Filing Parties do not see satisfactory concrete progress in the problem areas they have identified and an acceptable improvement in the Company’s twelve-month run-rate ROE by the end of the third quarter of this fiscal year, they may nominate a slate of directors for election to the Board and make other proposals at the 2008 annual meeting. Between now and the 2008 annual meeting, the Filing Parties may take preliminary steps toward soliciting proxies at the annual meeting and identifying potential candidates to be elected to the Board and may communicate with and may engage in conversations with investment banks, prospective purchasers and others regarding a possible sale of the Company, while continuing to communicate with management, the Board and other shareholders regarding matters related to the Company.

A copy of the letter referred to in and filed as an exhibit to the Schedule 13D is attached as Exhibit 2.

STRONGBOW CAPITAL, LTD., STRONGBOW CAPITAL MANAGEMENT, LTD. AND RAYMOND A.D. FRENCH (THE “PARTICIPANTS”) INTEND TO NOMINATE A SLATE OF DIRECTORS FOR ELECTION TO THE BOARD OF DUCKWALL-ALCO STORES, INC. (THE “COMPANY”) AND INTEND TO MAKE OTHER PROPOSALS AT THE COMPANY’S 2008 ANNUAL MEETING AND INTEND TO FILE A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) RELATING TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH SUCH NOMINATIONS AND PROPOSALS, UNLESS THE PARTICIPANTS SEE (1) SATISFACTORY CONCRETE PROGRESS IN THE PROBLEM AREAS IDENTIFIED IN A LETTER DATED NOVEMBER 20, 2007 FROM THE PARTICIPANTS TO THE BOARD OF DIRECTORS OF THE COMPANY AND FILED AS AN EXHIBIT TO THIS SCHEDULE 14A AND (2) AN ACCEPTABLE IMPROVEMENT IN THE COMPANY’S TWELVE-MONTH RUN-RATE ROE BY THE END OF THE THIRD QUARTER OF THIS FISCAL YEAR. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE COMPANY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THIS PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE COMPANY AND WILL BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN THIS PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 HERETO.

Exhibit 1

Participants

The participants in the solicitation of proxies (the “Participants”) are the following: Strongbow Capital, Ltd. (“Strongbow”), Strongbow Capital Management, Ltd. (“SCM”) and Raymond A.D. French (“Mr. French”).

Strongbow is a limited liability company organized under the laws of the Cayman Islands, British West Indies. Strongbow is an investor in equity securities. Strongbow is managed by its Board of Directors, which is composed of Mr. French and Raymond J.R. French.

SCM is a limited liability company organized under the laws of the Cayman Islands, British West Indies. SCM acts as an investment manager to Strongbow. SCM is the sole owner of the voting shares and the controlling entity of Strongbow.

Mr. French is a citizen of the Republic of Ireland. Mr. French is Chairman of SCM and the controlling person of SCM and has full discretion and authority to make all investment and voting decisions for Strongbow and SCM.

Strongbow directly and beneficially owns 543,517 shares of common stock (“Strongbow Shares”) in Duckwall-ALCO Stores, Inc. (the “Company”), which represents approximately 14.3% of the outstanding shares of the Company’s common stock, based on the Form 10-Q filed by Duckwall on September 6, 2007. By virtue of their relationships to Strongbow, SCM and Mr. French have shared power to vote and to dispose or to direct the disposition of the Strongbow Shares and beneficially own the Strongbow Shares.

Exhibit 2

[Strongbow Capital, Ltd. Letterhead]

November 20, 2007

Mr. Warren H. Gfeller

Mr. Robert L. Ring

Mr. Dennis A. Mullin

Mr. Lolan C. Mackey

Mr. Patrick G. Doherty

Mr. Dennis E. Logue

Mr. Royce Winsten

Duckwall-ALCO Stores, Inc.

401 Cottage Street

Abiline, KS 67410

To the Board of Directors,

Strongbow Capital, Ltd. owns 543,517 shares, or 14.27% of Duckwall-ALCO Stores, Inc. (the “Company”), making us the largest shareholder of the Company. To date, along with the Company’s other shareholders, we have been patient with the current board and current management in achieving the financial goals espoused by the Company’s Chairman and CEO at the start of the three-year turnaround program almost three years ago. However, this patience is being severely tested as the board both fails to achieve those goals and fails to take the steps necessary to correct the ongoing and very serious problems that we identified in our last 13D filing1. We strongly believe that aggressively addressing - and more importantly correcting - those problems is key to the Company achieving the central turnaround goal of a mid-teens percentage return on equity (ROE), as set out publicly by the Company’s Chairman almost three years ago2. Under the current board and management’s leadership, the Company has fallen far short of reaching this goal. In the last fiscal year the Company achieved an ROE of 5.5%; further, in the twelve month period ended with the second quarter of this year, it achieved an ROE of 3.88%. Even if the Company achieves its Operating Plan for this fiscal year, it will still fall far short of a mid-teens percentage ROE. For this reason, unless we see satisfactory concrete progress in the problem areas we have identified, and an acceptable improvement in the Company’s twelve-month run-rate ROE, by the end of Q3 of this fiscal year, we may nominate a slate of directors for election to the board and make other proposals at that 2008 annual meeting.

Since our last 13D filing, we are glad that you have added Mr. Royce Winsten to the board of directors. Royce is a very astute financial analyst and is of impeccable character. He has closely followed the Company for over three years and I know that he is very familiar with the Company’s strengths and weaknesses - and with what needs to be done to improve financial performance and shareholder value. Shareholders can sleep better knowing that Royce is on their Company’s board. However, he is just one of seven directors and is, on his own, therefore, severely limited in his ability to enact the improvements that are necessary if shareholders are to see maximum performance from the company.

However, we are not pleased with the Company’s apparent unwillingness to create an executive committee with specific responsibility for ensuring the three problem areas of SG&A expense control/reduction,

[1]	SG&A expense control, Inventory reductions and Shrinkage.
[2]	In public conference calls with investors at that time and subsequently.

Inventory reductions and Shrinkage are addressed and corrected by management, as we had also called for in our last 13D.

Over the last two-and-a-half years, the current board of directors has issued a total of 502,000 stock options to themselves and management – a number that equates to 13.17% of the current total shares outstanding of the Company3. To be clear, we have no problem with directors participating in a company’s success through stock options and typically support such participation. However, we have a serious problem with any board that awards themselves and management options to purchase a very significant percentage of a company’s equity and then fails to perform up to the standard that they themselves have led shareholders to expect. As cited above, your publicly stated goal of a mid-teens percentage ROE – which is in line with other public retailers – compares with your actual performance of a 5.5% ROE last fiscal year and a 3.88% ROE in the twelve months ended with the second quarter of this fiscal year4.

It is our strongly held opinion that the Company is significantly under-performing relative to its potential under optimal management. In the first two quarters of this fiscal year, SG&A expenses totaled $68.595 million compared with $60.744 million for the same period last year. This equates to growth of 12.92% in a period when the total number of selling square feet in the Company’s stores increased by just 2.2%. Further, this growth in expenses of $7.851 million more than offset the increase in Gross profit for the same period of $6.756 million, resulting in a reduction in EBITDA of $791,000 for the period. According to the Company’s second quarter 10-Q5, for the first two quarters of this fiscal year, Comparable store SG&A expense growth was 8.5%, compared with Same store sales growth of 1.7% in the same period. Looking at this expense growth on a per Average selling square foot basis also shows clearly the expense growth problem at the Company: this measure increased from $14.82/SF6 to $16.38/SF7 over the period – or by 10.52%. This compares with growth in Sales per average selling square foot of 1.24%8, growth in Gross profit per average selling square foot of 7.57% and an inflation environment of approximately 3% over the same period. Whether looked at on an aggregate, Comparable-store or per Average selling square foot basis, it is clear that SG&A expenses have been growing at a rate significantly in excess of both sales and inflation. This is completely unacceptable and inexcusable in our view. It is a fundamental and basic fact that a Company with thin operating margins easily loses gains made in revenues and gross profit where SG&A expenses are allowed to creep. Our Company has an annual SG&A expense figure that, last year, equated to 88% of Gross profit, so that the benefits of a 1% increase in Gross profit is almost entirely lost if, in the same period, SG&A expenses also increase by 1%. We strongly believe that this problem of expense creep neutralizing gains made in revenues and Gross profit has been central to the Company’s repeated failure to meet its own financial targets. It is management’s job to control expenses and it is the board’s duty to ensure that they do.

[3]	502,000 options divided by 3,809,341 shares outstanding at July 29, 2007.
[4]	Equals Net income of $4.108 million divided by the average Shareholders equity for the period of $105.797 million.
[5]	See fiscal 2008 Q2 form 10-Q, table on page 11 and top of page 12.
[6]	“SF” refers to Average selling square foot. For figures cited, see Q2 form 10-Q, page 11:

http://www.sec.gov/Archives/edgar/data/30302/000003030207000011/duckwall10q07292007.htm.

[7]	See fiscal 2008 Q2 form 10-Q, table on page 11.
[8]

While we recognize that this period constituted a turnaround period for revenues given the newly installed IT system, this does not justify the SG&A expense growth for the period. The low rate of growth in sales per average selling square foot (less than the rate of inflation in the same period) may be partially excused by the fact that same store sales growth over this period was less than 2% for US retailers generally. However, going forward we will be watching closely for improvement in sales coming as a result of the IT system.

Our concern with the Company’s SG&A expense growth has been compounded this year by management’s clearly demonstrated inability to correctly budget and forecast this year’s SG&A expense number. We strongly believe that this is further evidence that nobody has been home when it comes to the critically important issue of SG&A expense control (let alone expense reductions). On June 20th, 2007, the Company released an 8-K that included the Company’s Revised 2008 Operating Plan9. That plan budgeted $135.979 million for SG&A expense for this year10. Up until a few weeks before the second quarter earnings release, the Company’s CEO continued to insist in conversations with me that my doubts about the Company’s ability to meet this figure were “premature” and “wrong”, that I was “jumping the gun”. However, while that budget assumed less than 1% growth in the store-level SG&A expenses in a 3% inflation environment, the Company could not describe to me any cost reduction programs planned or even any specific areas that they had targeted for reductions. In the absence of any specific expense reduction plans that would have enabled the Company to meet that optimistic budget, it is not surprising that the Company was subsequently forced to increase the SG&A budget to $141 million. In the face of this sloppy budgeting and troublingly high expense growth11, you cannot expect us and our fellow shareholders to accept the claim that the Company has been sufficiently diligent with expenses and that there is not a problem.

The second issue we raised in our last 13D relates to the critically important issue of average inventory level reductions allowed by the implementation of the new IT system – as put forward by the Company as one of the central benefits of the IT investment in late 2005. As you know, the projected Inventory at the end of fiscal 2008 (February 5, 2008), was disclosed in both the initial 2008 Operating Plan12 and the subsequent Revised 2008 Operating Plan13 . Given that the projected Average selling square feet numbers as at that date are also disclosed, we calculate that the first Operating Plan implies forecasted Inventory per SF at year end of $29.58/SF14, while the Revised Operating Plan implies a figure of $32.68/SF15. This pullback in the Company’s expectations for the rate of progress in inventory reductions by year-end is troubling. In addition, while it may be have been too soon to have expected significant reductions in the Company’s inventory level by the end of the second quarter of this year, we were disappointed by the fact

[9]	See: http://www.sec.gov/Archives/edgar/data/30302/000003030207000009/revisedfy2008plan.htm.
[10]	Equals Store level SG&A of $103.586 million, plus New store preopening expense of $2.706 million, plus Corporate level SG&A of $33.065 million, less Corporate level Depreciation of $3.378 million.
[11]

By the end of the second quarter this year, the Company had used up 89% (or $7.851 million) of its budgeted growth in SG&A for the full year – and this is based on the upwardly revised $141 million SG&A expense budget as disclosed in the second quarter conference call with investors. Based on the prior budget for the full year as disclosed in the Revised 2008 Operating Plan (see 8-K dated June 20, 2007) of $135.979 million, the Company had used up 206% of the full year’s budget for growth in SG&A expenses by the end of the second quarter. These calculations are made based on the actual SG&A expenses for fiscal 2007 of $132.165 million.

[12]	Disclosed on the projected fiscal 2008 year-end balance sheet in the 8-K filing dated February 6th, 2007:

http://www.sec.gov/Archives/edgar/data/30302/000091600207000007/form8k.htm.

[13]	Disclosed on the projected fiscal 2008 year-end balance sheet in the 8-K filing dated June 20th, 2007 (see Footnote 9 for link).
[14]	From the Feb. 6, 2007, form 8-K: $136,688,873 of projected Inventory divided by 4,620,934 projected Selling square feet equals $29.58/SF (see Footnote 12 for link).
[15]	From the June 20, 2007, form 8-K: $148,008,984 of projected Inventory divided by 4,528,902 projected Selling square feet equals $32.68/SF (see Footnote 9 for link).

that Inventory at the end of Q2 was actually $4.61 million higher than at the start of the fiscal year16 , even though the Company’s total average selling square feet was virtually unchanged over the same period. As you know, the expected cash release from inventory reductions is needed to fund new stores. In a recent conversation with the Company, it was suggested to me that the slower than expected inventory reductions had raised a potential issue with regard to how the new stores would be financed later this year. As we have discussed, we are very concerned that because the board has allowed these inventory reductions to run behind schedule, the Company will be forced to add more debt to the balance sheet to fund the stores. If so, this will have been yet another example of this board and management falling short in achieving another important operational goal. I would also remind you of your pledge two-and-a-half years ago to the shareholders that an aggressive new store growth strategy would not be embarked upon until the performance of the existing stores had been maximized.

Meanwhile, as the board allows these serious issues to fester – without any apparent accountability of management for these failures – your recent focus on matters such as stock splits is particularly concerning to us as a major shareholder. The way to create value at this company is the same as that for any company – improve the financial performance and value will follow. Period. This must include an immediate addressing, and correcting, of the problem areas we have cited. It must also include holding the management of the Company accountable for its failures to meet the Company’s publicly stated goals. It is our opinion that if the board and management do not immediately focus on – and fix – the real issues relevant to growing shareholder value at the Company, the shareholders will not be able to achieve a reasonable return on their investment except through a change of management or a sale of the Company17.

The Company’s lackluster operating results are particularly disappointing because the Company has the potential to achieve outstanding results, if properly managed. It is our strongly held belief that the Company could produce significantly stronger financial performance if optimally managed and with proper board oversight. By the Company’s own forecast, which we believe is perfectly achievable if the Company is properly managed, EBITDA for this fiscal year should be in the range of $25-27 million18. In addition, in a Cost-Benefit analysis for the recently installed IT system19, the Company forecasted a $12.586 million positive swing in the annual benefit from the IT system between fiscal 2008 and fiscal 2009. Assuming efficient management, at least 75% of this figure should drop to the EBITDA line, equating to an incremental increase in EBITDA of $9.439 million (an amount that equates to 49.6% of the Company’s full-year EBITDA last year). In addition, the Company has forecasted20 that the IT system will allow for average inventory reductions of approximately 15% per Average selling square foot; this would equate to a release of cash currently tied up in inventory of $23.39 million21, enough to fully finance 33 new leased

[16]	Inventory at July 30, 2007, of $156.019 million minus Inventory at Jan. 28, 2007, of $151.406 million equals an increase of $4.613 million over the period.
[17]	Very importantly, under a sale-of-the-company scenario, the correct choice of investment bank would be critical to achieving an optimal outcome for the Company’s shareholders.
[18]	See second quarter 2007 earnings release.
[19]

Disclosed in a form 8-K dated December 21, 2005 and an 8-K dated October 2, 2007 (as part of a Company presentation to investors and potential investors at the William Blair Small-Cap Growth Conference in New York on Wednesday, October 3, 2007):

http://www.sec.gov/Archives/edgar/data/30302/000089109205002586/e23071.htm.

[20]	In public conference calls with investors.
[21]

At July 29, 2007, average Inventory was $37.27 per selling square foot (equal to $156,019,000 of Inventory divided by 4,186,000 selling square feet.). With 4.186 million selling square feet, a 15% reduction would equate to $5.59 per square foot, or a total capital release of $23.39 million.

stores22. Again, under proper management this is achievable. Since each new store should be contributing $123,481 of EBITDA each year by their second year23, these stores would be generating over $4 million24 in annual EBITDA at that time (an amount that equates to 21.4% of the Company’s full-year EBITDA last year). It is worth repeating that, assuming the Company’s forecast for inventory reductions is achieved, the investment required to generate this incremental new store EBITDA would come 100% from cash currently tied up in inventory and would not require any additional debt or equity. In addition, every 1% reduction in SG&A expenses, which, as discussed above, we believe have not been properly controlled to date, would add another $1.4 million to annual EBITDA; therefore, even a 2% reduction under more efficient management would increase annual EBITDA by a further $2.8 million (an amount that equates to 14.7% of the Company’s full-year EBITDA last year). When these figures are aggregated, as set forth below, it is clear—from the Company’s own reasonable forecasts, and assuming some minor expense reductions—that the Company could be producing over $40 million25 in annual EBITDA in the short term26 – this figure is more than double what the Company is currently achieving under the leadership of the current board:

Fiscal 2008 Company estimated EBITDA:	$25,000,000
Plus: Fiscal 2009 incremental EBITDA from IT system[27]:	$9,439,000
Plus: Fiscal 2010 incremental EBITDA from 33 new stores[28]:	$4,074,873
Plus: Incremental EBITDA from 2% reduction in SG&A exps.[29]:	$2,800,000
Equals: Total EBITDA:	$41,313,873

Besides the opportunity to improve the Company’s operating results through better management, the Company also has the potential to increase sales and income dramatically by taking advantage of growth opportunities in its home market. In this regard, an important key characteristic that distinguishes our Company from most other public retailers is its mid-west, farm-belt markets. With a booming agricultural economy and a rapidly growing ethanol and bio-fuel sector, we believe this difference will increasingly be seen as an advantage for the Company versus retailers in other parts of the country. Besides offering the Company outstanding opportunities as a stand-alone business, this attractive niche market means that the Company could offer another retailer a unique diversification strategy. Consumers in the Company’s core markets are benefiting from a powerful economic tailwind that is transforming the mid-west farm economy: growing ethanol production activity, combined with dramatically higher agricultural commodity prices, are increasingly driving the regional economy in the Company’s core markets30. Since the

[22]

Assuming a required Total investment to open a new leased store of $700,000. The Company has previously disclosed this Total investment at $658,904 (see New Store Proforma in form 8-K dated December 21, 2005. See link at Footnote 19).

[23]	See New Store Proforma in form 8-K dated December 21, 2005 (See link at Footnote 19).
[24]	33 stores multiplied by $123,481 equals $4,074,873.
[25]

This does not include the potential elimination of the costs directly attributable to the Company being a public company, which approximate $1.5-2.0 million per year according to the Company’s Chairman.

[26]	Within 24 months.
[27]	See Cost-benefit analysis for IT system in form 8-K dated December 21, 2005 (See Footnote 19 for link).
[28]

Includes only new stores financed from cash unlocked from current Inventory, as described above. Further EBITDA from new stores financed with retained earnings or another source of capital would be additive.

[29]	See above paragraph.
[30]	The Company’s core market area overlaps very closely with the area with the highest concentration of ethanol production activities in the country. A map showing the locations of existing and expansion

(continued…)

economics of ethanol production require that these plants be close to the corn production that they consume, future growth in the ethanol industry in the US will almost certainly occur across the Company’s core market area. In addition, there is significant ethanol production activity in markets just to the north and east of the Company’s core markets, including Iowa, southern Minnesota, southern Wisconsin and Illinois. The Company has experience in these markets and they may represent exciting growth markets for new stores. Further, in this region increased ethanol-based economic activity is supplemented by the positive effects for the farm economy generally of higher grain and other agricultural commodity prices. The prices of all crops are being pushed up as farmer’s allocate increasing acreage to corn to meet huge new ethanol-related demand; this new demand factor has rippled through agricultural commodity markets, pushing up farm incomes and agricultural land values across the corn-belt. In stark contrast to what has happened in other parts of the country, as farm incomes have improved, the USDA reports that US farm balance sheets have strengthened as the industry has paid down debt – the average debt/assets ratio for the US farm sector is at an historic low of just 11.8% (down from over 20% in the mid-1980’s31). These combined factors bode well for both future economic activity and population growth in the Company’s core markets and open up exciting opportunities for new store growth in nearby markets also benefiting from these economic trends. While the effects of ethanol and bio-diesel production are already transforming the US farm economy, the USDA and others are forecasting significant further growth going forward, leaving the Company well positioned to benefit. Farm-belt consumers are looking better positioned, and significantly less debt-laden than their counterparts in most other parts of the country.

Given these very positive trends in its core markets, the Company faces an exciting and profitable future – but only if it is managed properly. We believe that it would be a tragedy for shareholders if this opportunity were to be lost due to continued loose management of critically important problem areas, exacerbated by a lack of proper management oversight by the board of directors. We are very concerned – given the current board and management’s weak track record, to date, in actually achieving what have been reasonable financial goals and forecasts – that a dramatic improvement in the Company’s financial performance may not be achievable under the current board of directors. Unless there is a significant positive change in the performance of the Company in the short term – as outlined at the beginning of this letter – it is our strongly held opinion that substantial change will be needed at the board level if the Company’s patient shareholders are to see the financial performance and stock value they deserve.

Finally, but importantly, I want to take this opportunity to remind each director of their fiduciary duties to the shareholders under law including the duty of oversight of management and to stress that we would hold any director personally responsible should we at any point in the future arrive at the opinion that there has been any breach of this duty.

Regards,

/s/ Raymond A. D. French
Raymond A. D. French
Chairman

ethanol plants can be found on page 3 of the following recent paper on the US Department of Agriculture’s website:

http://www.ers.usda.gov/Publications/FDS/2007/05May/FDS07D01/fds07D01.pdf.

Compare this map with a map showing the locations of the Company’s stores, as can be found on pages 4-5 of the Company’s 2004 Annual Report at:

http://www.duckwall.com/Documents/AnnualReports/fiscal_04.pdf.

[31]	For a graph of the historical debt/assets ratio for the US Farm sector, see graph 11, page 10, in this March 2007 USDA report, “Prospects for the US Farm Economy”. Note also, graphs 3 and 4 on page 6:

http://www.usda.gov/oce/forum/2007%20Speeches/PDF%20speeches/KCollins_doc.pdf.